Exhibit 10.5
MOODY'S CORPORATION DEFERRED COMPENSATION PLAN

Amended and Restated Effective as of January 1, 2020
RECITALS

The purpose of the Plan, which is hereby amended and restated effective as of January 1, 2020, is to offer Participants an opportunity to elect to defer the receipt of currently earned Compensation in order to provide benefits that are not taxable until the time of distribution. As an additional incentive to Participants, the Employer shall match Participant contributions in certain circumstances. The Plan is intended to be a top-hat plan (i.e. an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is intended to comply with the provisions of Section 409A of the Code in order to avoid taxation of amounts deferred hereunder before such amounts are distributed from the Plan, and the Plan will be interpreted accordingly.

I.    Definitions:

(a)    Account means the total recordkeeping account balance credited to a Participant or Beneficiary, consisting of the Participant’s compensation deferrals and any Employer Contributions, as adjusted by deemed income, gains, and losses thereto. A Participant’s or Beneficiary’s Account shall be determined as of the date of reference. An Account is not an actual fund or investment, it is solely a recordkeeping entry to track the Participant’s benefit under the Plan.

(b)    Beneficiary means any person or persons so designated in accordance with the provisions of Section VII.

(c)    Beneficiary Declaration and Deferral Election Form means the form on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

(d)    Board means the Board of Directors of the Employer.

(e)    Change in Control means a change in ownership of Moody's Corporation, a change in the effective control of Moody's Corporation, or a change in the ownership of a substantial portion of the assets of Moody's Corporation. For this purpose, a change in the ownership of Moody's Corporation occurs on the date that any one person, or more than one person acting as a group (as determined pursuant to the regulations under Section 409A), acquires ownership of stock of Moody's Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Moody's Corporation. A change in effective control of Moody's Corporation occurs on either of the following dates: (1) the date any

Exhibit 10.5
one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody's Corporation possessing 50 percent or more of the total voting power of the stock of Moody's Corporation, or (2) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(f)    Code means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

(g)    Committee means Management Benefits and Compensation Committee or its delegate.

(h)    Compensation has the meaning set forth in the Profit Participation Plan.

(i)    Disability shall be deemed to occur if (a) the Committee determines that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer.

(j)    Effective Date means the effective date of this amendment and restatement of the Plan, which shall be January 1, 2020.

(k)    Eligible Employee means, for any Plan Year, an employee of the Employer who is expected to earn compensation (as defined in the Profit Participation Plan) in excess of the Section 401(a)(17) Limit. In addition, Moody’s Investors Service (MIS) - Second Level Managing Director and above, Moody’s Analytics (MA) - Executive Director and above and Moody’s Shared Services (MSS) - Second Level Managing Director and above shall be Eligible Employees in all events.

(l)    Employer means Moody's Corporation and its subsidiaries, and their respective successors and assigns, unless otherwise herein provided, or any other corporation or business organization that, with the consent of Moody's Corporation or its successors or assigns, assumes the Employer’s obligations hereunder, or any other corporation or business organization that agrees, with the consent of the Employer, to become a party to the Plan.

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(m)    Employees classified as MIS, MA and MSS mean an individual classified by the Employer as Moody’s Investors Service (MIS) - Second Level Managing Director and above, Moody’s Analytics (MA) - Executive Director and above and Moody’s Shared Services (MSS) - Second Level Managing Director and above.

(n)    Participant means any person so designated in accordance with the provisions of Section II of the Plan, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

(o)    Performance-Based Compensation shall mean performance-based compensation, as defined for purposes of Section 409A.

(p)    Plan means this Moody's Corporation Deferred Compensation Plan, as amended from time to time.

(q)    Plan Year means the twelve (12) month period ending on December 31st of each year during which the Plan is in effect.

(r)    Profit Participation Plan means the Profit Participation Plan of Moody's Corporation.

(s)    Retirement means Separation from Service after the Participant has completed ten (10) years of Vesting Service following attainment of age 45.

(t)    Section 401(a)(17) Limitation means the limitation in effect under the Profit Participation Plan for the applicable Year pursuant to Section 401(a)(17) of the Code.

(u)    Section 409A means Section 409A of the Code and applicable guidance issued thereunder.

(v)    Separation from Service or Separates from Service means the Participant's termination of employment, as determined pursuant to Section 409A.

(w)    Specified Employee means a key employee (as defined in section 416(i) of the Code without regard to paragraph (5) thereof) of the Employer.

(x)    Valuation Date means each business day.

(y)    Vesting Service means the Participant's service with the Employer, as determined pursuant to the "elapsed time" method described in Treasury Regulation section 1.410(a)-7.

Exhibit 10.5
II.    Eligibility and Participation:

(a)    Requirements. Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other Eligible Employee shall be eligible to become a Participant on the January 1 occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant however, if he or she is not an Eligible Employee on the date his or her participation is to begin.
(b)    Re-employment. If a Participant whose employment has terminated is re- employed, he or she shall become a Participant in accordance with the provisions of Section II(a) as though he or she had not previously been so employed.

III.    Contributions and Credits:

(a)    Participant Compensation Deferrals.

(i)    In accordance with rules established by the Committee, a Participant may elect to defer up to six percent (6%) of Compensation earned during a Plan Year in excess of the Section 401(a)(17) Limitation. Notwithstanding the foregoing, those employees classified in the definition section as MIS, MA and MSS may defer up to 50% of their compensation earned during a Plan Year. Amounts so deferred will be considered a Participant’s “Compensation Deferral.” Notwithstanding the foregoing, in no event may a Participant's Compensation Deferrals for a Plan Year exceed $999,999. Compensation Deferrals for a Plan Year shall commence with the pay period in which the Eligible Employee's Compensation first exceeds the Section 401(a)(17) Limitation (with respect to those employees classified as MIS, MA and MSS, January 1 of the Plan Year or such other date they designate).

(ii)    A Participant shall make an election with respect to any Plan Year during the time established by the Committee, but in no event later than December 31 of the prior year. Notwithstanding the foregoing, with respect to Performance-Based Compensation, a Participant shall make an election at such time as determined by the Committee, but in no event later than six months before the end of the period of service based on which such Performance-Based Compensation is determined. The Committee may in its discretion permit separate deferral elections with respect to different forms of Compensation to the extent permitted by Section 409A.

(b)    Irrevocability of Compensation Deferral Election. Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of Performance-Based Compensation, bonuses or other amounts specified by the Committee. Once a Compensation Deferral has been elected, it may not be increased or decreased during the Plan Year; provided, however, that a Participant's Compensation Deferrals for a Plan Year

Exhibit 10.5
shall be suspended if the Participant receives a distribution due to an unforeseeable emergency pursuant to Section V(d) during such Plan Year.

(c)    Employer Contributions. For each Plan Year, each Participant shall be credited with amounts equal to the Employer contributions that would have been contributed by the Employer to the Profit Participation Plan with respect to such Participant but for the application of the Section 401(a)(17) Limitation and if Compensation Deferrals contributed under this Plan had been contributed to the Profit Participation Plan. Such Employer contributions may (but need not) include amounts equal to the "Matching Contributions" and "Retirement Contributions" that would have been made for a Plan Year on the Participant's behalf but for the Section 401(a)(17) Limitation. Contributions to the Plan pursuant to this Section III(c) shall be considered a Participant’s “Employer Contributions.”

(d)    Account. There shall be established and maintained by the Committee a separate Account in the name of each Participant and each such Account shall be credited or debited by:

(i)    amounts equal to the Participant’s Compensation Deferrals;

(ii)    amounts equal to the Employer Contributions credited to the Participant; and

(iii)    any deemed income, gains, or losses (to the extent realized, based upon deemed fair market value of the Account’s deemed assets, as determined by the Committee, in its discretion) attributable or allocable to amounts described in Sections III(d)(i) and (ii). The Committee shall have the discretion to allocate such deemed income, gains or losses among Plan Accounts pursuant to such allocation rules as the Committee deems to be reasonable and administratively practicable.

(e)    Vesting. Each Participant shall at all times be one hundred percent (100%) vested in the portion of his or her account attributable to Compensation Deferrals (and earnings thereon). Each Participant shall vest in the Employer Contributions (and earnings thereon) credited to his or her Account after completing three (3) years of Vesting Service, if such person dies or experiences a Disability while employed by the Employer, or if a Change in Control occurs while such Participant is employed by the Employer.

(f)    Restrictions Upon Funding - Unsecured Relationship. The Employer shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan and in the event the Employer chooses to do so, it may cease to do so at any time, in its sole discretion. In any event, the payments to the Participant or to his or her designated Beneficiary or any other beneficiary under this Plan shall be made from assets which shall continue, for all

Exhibit 10.5
purposes, to be a part of the general assets of the Employer and no person shall have by virtue of the provisions of this Plan, any interest in such assets. To the extent that any person acquires a right to receive payments from the Employer under the provisions of this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

IV.    Allocation of Funds:

(a)    Allocation of Deemed Earnings or Losses on Accounts. Pursuant to Section IV(e), each Participant shall have the right to direct the Committee as to the manner in which amounts credited to his or her Account shall be deemed to be invested. The Participant’s Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows: As of each Valuation Date, an amount equal to the net increase or decrease (as determined by the Committee) of each deemed investment option since the preceding Valuation Date shall be allocated among all Participants’ Accounts deemed to be invested in that investment option in accordance with the ratio that the portion of the Account of each Participant that is deemed to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.

(b)    Accounting for Distributions. As of the date of any distribution hereunder, the distribution to a Participant or his or her Beneficiary(ies) shall be charged to such Participant’s Account.

(c)    Investment Recordkeeping Accounts. Within each Account established and maintained under the Plan by the Employer, there shall be established investment recordkeeping accounts to show separately the deemed earnings and losses credited or debited to such account and the applicable deemed investments of the account.

(d)    Interim Valuations. If it is determined by the Committee that the value of the Account as of any date on which distributions are to be made differs materially from the value on the prior Valuation Date, upon which the distribution is to be based, the Committee, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of re-valuing the Account so that the Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value.

(e)    Deemed Investment Choices of Participants. Subject to such limitations as may from time to time be required by law, imposed by the Committee, or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Committee, each Participant may communicate to the Committee a choice as to how his or her Account should be deemed to be invested among such categories of deemed

Exhibit 10.5
investments as may be made available by the Committee hereunder from time to time in the Committee’s sole discretion (the “Deemed Investment Choice”). Unless otherwise determined by the Committee, the deemed investments shall be the investments available under the Profit Participation Plan (or any successor thereto). Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Account that is requested to be deemed to be invested in such categories of deemed investments and shall be subject to the following rules:

(i)    Any initial or subsequent Deemed Investment Choice shall be filed with the Committee in accordance with such procedures, as the Committee shall determine from time to time, and shall be effective as soon as reasonably practicable.

(ii)    All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective Deemed Investment Choice, and, as of the effective date of any new Deemed Investment Choice, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment benchmark funds according to the percentages specified in the new Deemed Investment Choice, unless and until, a subsequent Deemed Investment Choice shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely as provided in the Participant’s most recent Beneficiary Declaration and Deferral Election Form or other form specified by the Committee.

(iii)    If the Committee possesses at any time directions as to the deemed investment of less than all of the Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a fund made available under the Plan as determined by the Committee in its sole discretion.

(iv)    Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

(v)    The Committee may change its offering of Deemed Investment Choices at any time.

V.    Entitlement of Benefits:

(a)    Separation from Service. If a Participant Separates from Service for any reason, the Participant’s vested Account shall be valued and payable according to the provisions of Section VI(a) or (b), as appropriate.

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(b)    Death or Disability. If a Participant dies or incurs a Disability, the Participant’s vested Account shall be valued and payable according to the provisions of Section VI(c).

(c)    Specific Future Dates. If the Participant elects on his or her Deferral Election Form to receive distributions on one or more specific future dates, that portion of the Participant’s vested Account shall be valued and payable according to the provisions of Section VI(d). Notwithstanding the foregoing, if the Participant Separates from Service, dies or becomes Disabled, any specific future date payment elections shall be void, and the provisions of Section VI applicable to distributions in connection with such Separation from Service, death or Disability shall apply to the Participant's entire remaining vested Account.

(d)    Unforeseeable Emergency Withdrawal. Notwithstanding any Plan provisions to the contrary, a Participant may request to withdraw all or part of his or her vested Account due to an unforeseeable emergency. Such withdrawal is requested by filing with the Committee such forms, in accordance with such procedures, as the Committee shall determine from time to time; provided, however that the minimum withdrawal mount shall be $10,000. As soon as practicable after receipt of such form by the Committee, the Committee shall determine if an unforeseeable emergency exists. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this Section is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Distributions because of an unforeseeable emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

(e)    Re-employment of Participant. If a Participant receiving installment distributions pursuant to Section VI is re-employed, such installments shall continue.

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VI.    Distribution of Benefits:

(a)    Retirement. If the Participant Separates from Service due to Retirement:

(i)    The portion of the Participant's vested Account attributable to Employer Contributions (and earnings thereon) shall be paid to the Participant in a lump sum as soon as administratively practicable following such Separation from Service, but in no event later than the later of the end of the Plan Year in which such Separation from Service occurs or 2-1/2 months after such Separation from Service occurs. Notwithstanding the foregoing, if the Participant is a Specified Employee, the entire vested Account attributable to Employer Contributions (and earnings thereon) shall be paid in a lump sum on the six-month anniversary of the Participant's Separation from Service.

(ii)    The portion of the Participant's vested Account attributable to Compensation Deferrals (and earnings thereon) shall be paid to the Participant in either (A) a lump sum as soon as administratively practicable following such Separation from Service, but in no event later than the later of the end of the Plan Year in which such Separation from Service occurs or 2-1/2 months after such Separation from Service occurs, or (B) up to ten annual installments commencing at the same time such lump sum would have been paid; provided, however, that distribution shall be made in a lump sum if such vested amount is $10,000 or less. Each annual installment shall be determined by dividing the total amount of the Account described in this Section VI(a)(ii) as of the applicable Valuation Date divided by the number of remaining installments. An election to receive annual installments shall be made on the Participant's Deferral Election Form and, in lieu of such an election, the lump sum option shall apply. Each installment shall be treated as a separate payment for purposes of Section 409A. In addition, a Participant may elect on the Deferral Election Form to defer commencement of distributions pursuant to this Section VI(a)(ii) until five (5) years from the date of Retirement. In all events, notwithstanding the foregoing, if the Participant is a Specified Employee, no payment shall be made pursuant to this Section VI(A)(ii) earlier than the six-month anniversary of the Participant's Separation from Service.

(b)    Separation from Service Prior to Retirement. If a Participant Separates from Service prior to Retirement, other than due to death or Disability, the Participant's entire vested Account shall be paid to the Participant in a lump sum as soon as administratively practicable following such Separation from Service, but in no event later than the later of the end of the Plan Year in which such Separation from Service occurs or 2-1/2 months after such Separation from Service occurs. Notwithstanding the foregoing, if the Participant is a Specified Employee, the

Exhibit 10.5
entire vested Account shall be paid in a lump sum on the six-month anniversary of the Participant's Separation from Service.

(c)    Death or Disability Benefits. If the Participant dies or suffers a Disability while employed by the Employer, then, in such event the Participant or, in the case of death, the Beneficiary designated by the Participant, shall be entitled to receive a lump sum distribution of the Participant's entire Account as soon as administratively practicable following such death or Disability, but in no event later than the later of the end of the Plan Year in which such Separation from Service occurs or 2-1/2 months after such Separation from Service occurs. In addition, if a Participant dies after Separation from Service but before his or her entire vested Account is distributed, the remainder of the vested Account shall be paid to the Participant's Beneficiary as soon as administratively practicable following the Participant's death.

(d)    Specific Future Dates. At the time Compensation Deferrals are elected, the Participant may elect to allocate such Compensation Deferrals into a separate subaccount, and specify the time of lump sum distribution of such subaccount pursuant to procedures adopted by the Committee. Such elections shall be made pursuant to procedures prescribed by the Committee. In no event shall any distribution be made pursuant to this Section VI(d) earlier than the beginning of the third Plan Year following the Plan Year to which the amounts relate. In addition, a Participant may elect to redefer a distribution to be made pursuant to this Section VI(d) to a later date, provided that such election (A) is made at least twelve (12) months before distribution was otherwise to be made, (B) shall not take effect until at least 12 months after the date on which the election is made, and (C) delays commencement of benefits for at least five years and does not result in any acceleration of benefits, and (D) complies with the administrative procedures set forth by the Committee with respect to the making of the election.

(e)    Change in Control. If elected by the Participant on his or her Deferral Election Form, the Participant's entire vested Account shall be distributed to the Participant within thirty (30) days of a Change in Control.

(f)    Cash Payment. All payments under the Plan shall be made in cash.

VII.    Beneficiary; Participant Data:

(a)    Designation of Beneficiaries. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during the Participant’s lifetime. If a married Participant designates a non-spouse

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beneficiary, the Participant’s spouse must consent to such designation pursuant to procedures established by the Committee. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment in order of preference to (i) the Participant’s spouse, if then living, or (ii) the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, notwithstanding the foregoing, the Committee, in its sole discretion, may distribute such payment to the Participant’s estate without liability for any tax or other consequences that might flow therefrom or may take such other action it deems appropriate.

(b)    Notice to Participants or Beneficiaries; Inability to Locate. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. Neither the Committee nor the Employer shall be required to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Committee notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Committee within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Committee, the Committee may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Committee determines. If the location of none of the foregoing persons can be determined, the Committee shall have the right to direct that the amount payable shall be deemed to be forfeited, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to a non-located Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Plan nor the Employer shall be liable to any persons for any payment made in accordance with such law.

VIII.    Administration:

(a)    Administrative Authority. Except as otherwise specifically provided herein, the Committee shall have the sole responsibility for and the sole control of the operation and administration of the Plan and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

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(i)    resolve and determine all disputes or questions of fact arising under this Plan, including the power to determine the rights of the Participants and Beneficiaries and their respective benefits, and to remedy any errors, ambiguities, inconsistencies, or omissions in the Plan, or the administration of the Plan;

(ii)    adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with this Plan;

(iii)    implement the Plan in accordance with its terms and the rules and regulations adopted as above;

(iv)    make determinations with respect to the eligibility of any Eligible Employees as a Participant and make determinations concerning the crediting and distributions of Accounts;

(v)    appoint any person or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Committee shall have the power and authority to delegate from time to time all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers, or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers, or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Employer. Further, the Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such third party shall have been notified of the revocation of such authority; and

(vi)    determine whether to administer the Plan in whole or in part by utilizing electronic or internet based media. To the extent such media is used, terms set forth in the Plan, including but not limited to, “form” “writing” or “written” shall be interpreted in the context of a paperless environment.

(b)    Litigation. Except as otherwise required by law, in any action or judicial proceeding affecting this Plan, no Participant or Beneficiary shall be entitled to

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any notice or service of process, and any final judgment entered in such action shall be binding on all person interested in, or claiming under, the Plan.

(c)    Payment of Administrative Expenses. All expenses incurred in the administration and operation of the Plan, including any taxes payable by the Employer in respect of the Plan other than employment or income taxes payable by the Participant, shall be paid by the Employer.

(d)    Initial Claims Procedure. Any person claiming a benefit under this Plan (“Claimant”) shall present the claim, in writing to the Committee, and said Committee shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

(i)    the specific reason or reasons for denial, with specific references to the Plan provision(s) on which the denial is based;

(ii)    a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(iii)    an explanation of the Plan’s claims review procedure and the time limits applicable thereto, including a statement of the Claimant's rights under Section 502(a) of ERISA following an adverse determination on review.

(e)    Timing of Initial Claim. A written notice denying or granting the Claimant’s claim shall be provided to the Claimant within ninety (90) days after the Committee’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Committee to the Claimant within the initial ninety (90) day period, and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

(f)    Review of Initial Claim Decision. Any Claimant (or such Claimant’s authorized representative) whose claim is denied or deemed to be denied under the preceding sentence may, within sixty (60) days after the Claimant’s receipt of notice of denial or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Committee. Upon such a request for review, the claim shall be reviewed by the Committee (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing in connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

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(g)    Timing for Review of Initial Claim Decision. The initial claim decision normally shall be reviewed within sixty (60) days of the receipt by the Committee of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Committee, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, (i) the specific reasons for the decision, including the relevant Plan provision(s) on which the decision is based, (ii) a statement that the Claimant may examine pertinent documents relating to the claim and (iii) a statement that the Claimant may bring an action under Section 502(a) of ERISA. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time period discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all persons. Any action brought in state or federal court regarding any claim related to the Plan must be filed within ninety (90) days after the date the claim was denied. Notwithstanding any other provision to the contrary in this Section VIII, if a claim relates to a Participant’s Disability, all claims and appeals shall be processed in accordance with the rules applicable to disability claims under Department of Labor regulations.

IX.    Amendment:

(a)    Right to Amend. The Employer, by written instrument executed by the Board or the Committee, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

(b)    Amendment to Ensure Proper Characterization of Plan. Notwithstanding the provisions of Section IX(a), the Plan may be amended by the Board or the Committee at any time, retroactively if required, in the opinion of the Board or the Committee, in order to ensure that the Plan is characterized as a top-hat plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(1), and 401(a)(1) and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.

X.    Termination:

(a)    Employer’s Right to Terminate or Suspend the Plan. The Employer reserves the right, at any time, by action of the Board or the Committee, to terminate the

Exhibit 10.5
Plan and/or its obligation to make further credits to Accounts. The Employer also reserves the right, at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time, in either case by action of the Board or the Committee.

(b)    Allocation and Distributions. This Section shall become operative upon a complete termination of the Plan. Upon the effective date of such event, notwithstanding any other provisions of the Plan, (i) no persons who were not thereto Participants shall be eligible to become Participants, and (ii) to the extent permitted by Section 409A, the value of the interest of all Participants and Beneficiaries shall be determined and paid to them in a lump sum distribution as soon as is practicable after such termination.

XI.    Miscellaneous:

(a)    Limitations on Liability of Employer. Neither the establishment of the Plan or any modification thereof, nor the creation of any account under the plan, nor the payment of any benefits under the Plan shall be construed to create a trust of any kind or a fiduciary relationship between the Employer or the Committee and a Participant or any other person, or as otherwise giving to any Participant or other person any legal or equitable right against the Committee, the Employer or any officer or employee thereof, except as provided by law or by any Plan provision. Neither the Committee nor the Employer in any way guarantees any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon a deemed investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Committee, the Employer, or any successor, employee, officer, director, or stockholder of Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary, or other person to be entitled to any particular tax consequences with respect to the Plan, or any distribution hereunder.

(b)    Construction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. This Plan and all rights thereunder, and any controversies or disputes arising with respect thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to conflict of

Exhibit 10.5
laws provisions thereof that would apply the law of any other jurisdiction. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder. The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any asset of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.

(c)    Spendthrift Provision. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law or by the provisions of the Plan, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, the withholding of taxes from Plan benefit payments; the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary; if applicable, the transfer of benefit rights from the Plan to another plan; or the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation. In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer or the Committee may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be paid into the court as they become payable to be distributed by the court to the recipient as the court deems proper at the close of said action.

(d)    Court Order. To the extent permitted by Section 409A, the Committee is authorized, in its sole discretion, to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.